EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Eve Callahan	Dan Sullivan
Lane Marketing	Umpqua Holdings Corporation
503-546-7867	503-727-4103
eve@lanemarketing.com	dansullivan@umpquabank.com

Lani Hayward	Anthony Gould
Umpqua Holdings Corporation	Western Sierra Bancorp
503-727-4132	530-698-2234
lanihayward@umpquabank.com	agould@wsnb.com

UMPQUA HOLDINGS CORPORATION AND WESTERN SIERRA BANCORP SHAREHOLDERS APPROVE ACQUISITION

PORTLAND, Ore. - May 31, 2006 - Umpqua Holdings Corporation (NASDAQ: UMPQ) and California-based Western Sierra Bancorp (NASDAQ: WSBA) announced today that at their respective shareholder meetings, held on May 30, shareholders of each company voted to approve Oregon-based Umpqua Holdings' acquisition of Western Sierra Bancorp and the merger of Western Sierra's subsidiary banks - Western Sierra National Bank, Central California Bank, Lake Community Bank and Auburn Community Bank - into Umpqua Bank.

The acquisition will add Western Sierra's complete network of 31 Northern California branches, including locations in the Sacramento, Auburn, Lakeport and Sonora areas, to Umpqua Bank's network of 96 Northern California, Oregon and Washington locations.

Combined, the two institutions will create the West's foremost community bank with 127 store sites, 150 ATMs and approximately $7.1 billion in assets. The companies have received all regulatory approvals and the anticipated closing date of the transaction, which remains subject to customary closing conditions, is June 2, 2006.

In addition, on May 30 Umpqua Holdings' shareholders voted to approve proposed amendments to the company's articles of incorporation and to elect all fourteen current directors to one-year terms.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 96 locations stretching from the greater Sacramento area and Seattle, Wash., as well as along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns retail brokerage subsidiary Strand, Atkinson, Williams & York, Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com

About Western Sierra Bancorp

Western Sierra Bancorp (NASDAQ: WSBA) is a holding company comprised of Western Sierra Bank, Central California Bank, Lake Community Bank, and Auburn Community Bank. The Company has $1.3 billion in assets and operates in the California counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa, Tuolumne, and Butte.

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua's and Western Sierra's filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include whether all closing conditions are satisfied to permit the anticipated closing date of June 2, 2006.

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